Exhibit 12

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                              First                  For the Years Ended December 31,
                                              Half       --------------------------------------------------------
                                              2005         2004       2003         2002        2001        2000
                                            ---------    ---------  ----------   ---------   ---------   --------
                                                                        (in millions)
         Earnings
           Income before income taxes       $  2,223     $   4,431   $  2,956    $  1,979    $  1,493   $  2,495
           Less: Equity in net income/(loss)
             of affiliated companies               4            (2)        12          13           5        (22)
           Fixed charges                       2,826         5,364      5,865       6,965       8,958      8,939
                                            --------     ---------   --------    --------    --------   --------
         Earnings before fixed charges      $  5,045     $   9,797  $   8,809    $  8,931    $ 10,446   $ 11,456
                                            ========     =========  =========    ========    ========   ========

         Fixed charges
           Interest expense                 $  2,812     $   5,333  $   5,831    $  6,929    $  8,922   $  8,910
           Rents                                  14            31         34          36          36         29
                                            --------     ---------  ---------    --------    --------   --------
         Total fixed charges                $  2,826     $   5,364  $   5,865    $  6,965    $  8,958   $  8,939
                                            ========     =========  =========    ========    ========   ========

         Ratio of earnings to fixed charges     1.79          1.83       1.50        1.28        1.17       1.28


    For purposes of our ratio, earnings consist of the sum of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, less equity in net income or loss of affiliated companies, plus fixed charges. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).




















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